Exhibit 99.1

FOR IMMEDIATE RELEASE

KERLIN NAMED TO THE BOARD OF DIRECTORS OF FULTON BANCSHARES CORPORATION & FULTON COUNTY NATIONAL BANK

McConnellsburg, PA, September 30, 2005.  Martin R. Brown, Chairman of the Board of Fulton Bancshares Corporation (“the Corporation”) and its subsidiary, The Fulton County National Bank and Trust Company (“the Bank”), announced today that Stanley J. Kerlin, 51, of McConnellsburg has been named to the Board of Directors of the Bank and the Corporation.

In announcing Mr. Kerlin’s appointment, Mr. Brown praised Mr. Kerlin’s dedication to the community, his experience in building a successful practice and his commitment to the Bank and Corporation.  “Stanley’s focus on the interests of our shareholders, his experience at building a successful legal practice, and his deep concern about the success of our bank makes him an ideal selection for our board.  We are very pleased that he has agreed to serve the Bank and our shareholders.”

Mr. Kerlin is a graduate of Elizabethtown College and the Dickinson School of Law, and is a Partner in the law firm of Kerlin and Harvey, McConnellsburg.  He has served as solicitor for the Fulton County Board of Commissioners since 1981 and has represented the Borough of McConnellsburg as well as other municipalities.

He lives in McConnellsburg with his wife Carolyn and has two sons, Eric and Michael.

About Fulton Bancshares Corporation – Headquartered in McConnellsburg, Fulton County, Fulton Bancshares Corporation (OTCBB: FULB) offers business and consumer banking services for its customers in Fulton, Franklin, Huntingdon and Bedford Counties and surrounding areas of Pennsylvania and Maryland. The Bank serves its customers from seven financial centers, located in McConnellsburg (2), Hustontown, Warfordsburg, Orbisonia, St. Thomas and Breezewood. For more information about Fulton Bancshares Corporation and the Bank, visit the Bank’s Web site at www.fcnbtc.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s fillings with the Securities and Exchange Commission.

Contact:

George W. Millward

Interim President & CEO

(717) 485-3144